Exhibit 10.37

General Release and Separation Agreement

This General Release and Separation Agreement (“Agreement”) hereby is made and entered into by and between Roger D. Shannon (“Executive”) and Lakeland Industries, Inc. (the “Company”) and to and for the benefit of the Released Parties, as defined below.

WHEREAS, Executive was employed by the Company as its Chief Financial Officer through December 31, 2025;

WHEREAS, Executive participated in the Lakeland Industries, Inc. Amended and Restated Executive Severance and Change in Control Plan (the “Severance Plan”), which provides for certain severance payments in the event Executive’s employment is terminated by the Company without Cause (as defined in the Severance Plan); and

WHEREAS, the parties desire to enter into this Agreement regarding Executive’s separation of employment from the Company and a release of claims.

Now, therefore, in consideration of the premises, promises and other items contained herein, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

Agreement and Release

1.
Employment Separation Date; Severance Pay.

(a)
Executive ceased serving as a full-time at-will employee of the Company in his role as the Company’s Chief Financial Officer (“CFO”) on December 31, 2025 (the “Employment Separation Date”). The Company will provide or pay Executive (i) any accrued and unpaid base salary and any accrued and unused vacation time and paid time off (“PTO”) through the Employment Separation Date within fifteen (15) days of the Employment Separation Date and (ii) any other employee benefits generally paid by the Company up to the Employment Separation Date, which will be paid at the time set forth in and in accordance with the applicable governing documents and/or policies.
(b)
On the Employment Separation Date, Executive was removed from any and all officer and director positions that Executive holds with Company and, as applicable, its subsidiaries, and Executive agrees to execute any documents as may be reasonably requested by the Company to reflect such removal or any necessary resignations.
(c)
Subject to Executive’s timely execution of this Agreement, delivery of the same to the Company no later than January 19, 2026, which is more than twenty-one (21) days following his receipt of this Agreement’s initial proposal, and non-revocation thereof prior to the Effective Date (as defined in Section 6), Executive’s full and ongoing compliance with and fulfillment of all of Executive’s surviving covenants and obligations in the Severance Plan (which are incorporated by reference into this Agreement pursuant to Section 8), the Company shall provide and/or pay the following to Executive, subject to all applicable withholdings: (i) four (4) months of Executive’s current base salary as of the Effective Date, payable in substantially equal bi-weekly installments following the Employment Separation Date; provided, however, payment shall commence on the first practicable payroll date following the Effective Date, with such initial installment including any amount that was otherwise scheduled to be paid prior thereto; provided, further that the balance of the installment payments due to be paid after the initial payment commencement shall be paid in accordance with the normal bi-weekly schedule over the remainder of the four (4) month period, (ii) a pro-rated short-term incentive annual cash bonus (based on the number of full months completed from the beginning of the fiscal year ending January 31, 2026 (“FY26”) through the Employment Separation Date) of Executive’s annual incentive bonus for FY26, if any, as determined by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors following the end of FY26 based on the Company’s achievement of the pre-established performance measures for such annual bonus (the “FY26 Bonus”), to be paid to Executive within the ninety (90) day period following the end of the applicable performance period under the applicable bonus or incentive program, (iii) the continued vesting of certain of Executive’s outstanding unvested equity awards as set forth in Section 1(d) below, and (iv) COBRA continuation payments as set forth in Section 1(e) below (collectively, (i)-(iv), the “Severance Payments”). For the avoidance of doubt, Executive acknowledges and agrees that 100% of the FY26 Bonus he receives (subject to Company performance) pursuant to this Section 1(c) will be paid in cash, and Executive’s Medium of Payment Election Form, signed by Executive on July 8, 2025 (the “Election Form”), solely with respect to Executive’s cash bonus for the 2026 fiscal year, has been or will be invalid and no longer in force and effect as of the Employment Separation Date as a result of Executive’s being ineligible under the Company’s 2017 Equity Incentive Plan, as amended (the “Equity Plan”), to receive the restricted stock award for the portion of Executive’s FY26 Bonus he elected to receive in equity pursuant to the Election Form due to Executive’s no longer being employed as an employee of the Company following the Employment Separation Date.
(d)
Subject to the terms of Section 1(c), Executive’s outstanding unvested restricted stock units (“RSUs”) and stock options granted to Executive that are scheduled to vest prior to April 30, 2026 (the “Vesting End Date”) shall continue to vest and settle into shares of common stock of the Company (in the case of RSUs) and continue to vest and become exercisable for shares of common stock of the Company (in the case of stock options) on their scheduled vesting dates set forth in the respective RSU and stock option award agreements governing such RSUs and stock options, respectively, despite the fact that Executive may not be employed by the Company on such date; provided, however, in the case of the performance-based RSUs for performance periods ending on or before January 31, 2026, such RSUs shall only vest to the extent of actual performance achieved as certified by the Compensation Committee, and the Company shall provide Executive with a schedule showing how the performance-based RSUs that vested were calculated based on the level of performance achieved (the “Calculation Schedule”) within two business days following the certification of the performance measures by the Compensation Committee, except that if such Calculation Schedule contains material non-public information, then the Company shall provide the Calculation Schedule within two business days after the disclosure of the material non-public information contained in such Calculation Schedule; provided further, in the event of a Change in Control (as defined in the Equity Plan), including application of the final paragraph of such definition as if subject to Section 409A (as defined in Section 15 of this Agreement)) that occurs prior to the Vesting End Date, all outstanding performance-based RSUs shall fully vest, assuming achievement at the target performance level, and settle as of the date of the Change in Control, yet subject to the provisions of Section 3(d) of the Equity Plan and shall in no event be settled or paid later than two and one-half (2.5) months following such Change in Control. For the avoidance of doubt, in the event of a Change in Control prior to the Vesting End Date, time-based RSUs and stock options shall continue to vest and settle on their scheduled vesting dates, subject to Section 3(d)(vii) of the Equity Plan. In the event of a change in rule or regulation of the Securities and Exchange Commission (“SEC”) or Internal Revenue Service (“IRS”) that would reduce or eliminate Executive’s rights with respect to the RSUs or stock options as provided in this Section 1(d) at any time prior to the issuance of shares of the Company’s common stock, the Company and Executive will negotiate in good faith to provide compensation as nearly as possible to the compensation contemplated under this Section 1(d), to the extent permitted by the rules and regulations of the SEC and IRS and all applicable law. As modified by the foregoing, the RSUs and stock options shall continue to be governed by the applicable RSU award agreement(s) and stock option award agreement(s) according to their terms. Executive understands and agrees that Executive forfeits all rights to any other restricted stock units, stock options and any other equity awards that have not vested as of the Vesting End Date.

For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, Executive’s restricted stock award for 493 shares of the Company’s common stock (which represents the net amount of shares of restricted stock granted to Executive after the withholding of 206 shares of common stock on the grant date to pay Executive’s tax liability), with a grant date of July 11, 2025 (the “July 2025 Restricted Stock Award”), shall continue to vest according to the terms of the award agreement for the July 2025 Restricted Stock Award.

(e)
If Executive is a participant in the Company’s group health, dental, or vision plans, he will receive a notice of COBRA rights from the Company’s COBRA administrator regarding his eligibility to elect continuation coverage in accordance with the terms of the documents governing such benefits and subject to his payment of the COBRA premium(s). If Executive elects such continuation coverage, subject to the terms of Section 1(c), the Company agrees to pay Executive a monthly amount equal to the amount the Company pays (or waives, as applicable) on behalf of active employees as of the Employment Separation Date for such health, dental, or vision coverage (as applicable) for a period of six (6) months following the Employment Separation Date; provided, however, payment of such monthly amount shall not commence until the first practicable payroll date following the Effective Date, with such initial payment including any amount that was otherwise scheduled to be paid prior thereto; provided, further that the balance of the payments due to be paid after the initial payment commencement shall be paid in accordance with the normal schedule over the remainder of the six (6) month period. Executive shall be eligible to receive such monthly payments until the earliest of: (i) the expiration of the six (6) month period following the Employment Separation Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.
(f)
The execution of this Agreement shall not affect Executive’s vested rights, if any, under (i) the Company’s 401(k) Retirement Plan (“Retirement Plan”), (ii) the Lakeland Industries, Inc. Amended and Restated Employee Stock Purchase Plan, or (iii) subject to Sections 1(c) and (d), the Company’s equity plans as of the Employment Separation Date. Executive may not make or receive on his behalf any further contributions or benefit accruals under the Company’s Retirement Plan attributable to the period following the Employment Separation Date.

Other than the foregoing benefits described in the preceding terms and provisions of Section 1 and Section 2 below, Executive understands and agrees that he will neither receive nor be entitled to any other compensation, payments, or benefits from the Company. Executive acknowledges and agrees that the consideration afforded in this Agreement, including the Severance Payments, exceeds what Executive would be entitled to receive if Executive did not accept this Agreement.

2.
Outplacement Services.

Subject to Executive’s timely execution and non-revocation of this Agreement, and Executive’s full and ongoing compliance with and fulfillment of all of Executive’s surviving covenants and obligations in the Severance Plan, the Company shall pay for six (6) consecutive months of outplacement services directly to the provider of the Company’s choosing. Said six (6) month period will commence following Executive’s notice to the Company (written or e-mail) that Executive has begun using said services, which shall be no later than March 31, 2026. Should Executive not elect to receive the outplacement services, Executive shall not be entitled to any remuneration in lieu of receipt of the outplacement services.

3.
Executive Bears the Tax Liabilities.

Other than the withholdings specified in Section 1, Executive agrees that to the extent that any federal, state, or local taxes, interest or penalties of any kind may be due or payable as a result of (i) payments made hereunder to Executive or on his behalf and/or (ii) benefits of any kind made available hereunder to Executive or on his behalf, Executive will be solely responsible for the payment of such taxes and will hold the Company harmless, and will indemnify the Company, from and against all claims, penalties, fees, assessments, fines or other costs arising from said payments. The Company will promptly notify Executive of any demand for payment of such taxes by any taxing authority, and Executive will have the right to defend against the demand at his own expense the amount assessed by the taxing authority or pay the amount demanded or assessed.

4.
Surrender of Property.

Executive promises and represents that he has made arrangements to return, on or prior to the Employment Separation Date, all Company property and information, including but not limited to all documents, disks, computers, files, records, software, building and office access cards and/or codes and credit cards that Executive received in connection with his employment; provided, however that Executive shall be permitted to retain his Company-issued laptop computer so long as the Company has had the opportunity to perform data backup, data sanitization, wiping, erasure, and any other processes deemed necessary or desirable by the Company in its sole discretion. Executive will not retain any copies, duplicates, reproductions or excerpts thereof.

5.
Executive’s Release of Claims.

(a)
In consideration of good and valuable consideration, the receipt of which is hereby acknowledged, Executive on behalf of himself and his heirs, executors, administrators, assigns, attorneys, successors, and assigns, knowingly and voluntarily, hereby waives, remits, releases and forever discharges the Company and its past, present and future subsidiaries, divisions, affiliates and parents, and all of their respective current and former officers, directors, stockholders, employees, agents, attorneys, lenders, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (the “Released Parties”) of and from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, complaints, damages, demands, and obligations of any other nature whatsoever, past or present, known or unknown (“Losses”) which Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the Effective Date hereof. This Agreement includes, but is not limited to, Losses arising out of or relating to Executive’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law relating to Executive’s employment by the Company and the cessation thereof, including, but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., any applicable state or local law or regulation relating to employment, and any claim for or obligation to pay for attorneys’ fees, costs, fees, or other expenses. It is understood that nothing in this Agreement is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to Executive, any such wrongdoing being expressly denied. This Agreement also bars any and all claims for future damages allegedly arising from the alleged continuation of the effect of any past action, omission or event, except nothing herein waives Executive’s rights to enforce this Agreement. Executive does not release or discharge the Released Parties from (i) any rights to any payments, benefits or reimbursements due to Executive under this Agreement; or (ii) any rights to any vested benefits due to Executive under any employee benefit plans sponsored or maintained by the Company; or (iii) any existing right Executive has to indemnification, contribution or a defense related to

Executive’s performance of any of his duties in the normal course of Executive’s employment with the Company.

(b)
Executive and the Company acknowledge that nothing in this Agreement limits or affects either party’s right, where applicable, to communicate or cooperate with, provide information to, or to file or participate in an investigative proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”), the SEC, or any federal, state or local government agency as provided for, protected under or warranted by whistleblower or other provisions of applicable law or regulation. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive agrees to release, waive, relinquish and forego all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay and any other damages, benefits, remedies, or relief that Executive may be entitled to as a result of any prosecution of any administrative agency claim or commission charge, and Executive shall not be entitled to recover any individual monetary award or relief or other individual remedies (other than monetary awards from any federal whistleblower program). Rights not waivable by law are not waived by this Agreement.

(c)
Executive represents and warrants that he fully understands the terms of this Agreement, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, Executive understands that as a result of executing this Agreement, he will not have the right, except as provided above in Section 5(b), to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

6.
OWBPA Compliance.

Executive, who is over 40 years of age, has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and Executive agrees that in consideration for the Severance Payments, he specifically and voluntarily waives such rights and/or claims under the ADEA which he might have against the Released Parties to the extent such rights and/or claims arose prior to the date this Agreement was executed. Executive understands that rights and/or claims under the ADEA which may arise after the date this Agreement is executed are not waived by him. By signing this Agreement, Executive does not release: (i) any right he may have to challenge the validity of this Agreement under the ADEA or the OWBPA; or (ii) his right to enforce this Agreement.

Executive has had more than twenty-one (21) days following his receipt of the initial proposal to consider whether to execute this Agreement. Upon Executive’s execution of this Agreement, Executive will have seven (7) days after such execution in which he may revoke such execution. For such a revocation to be effective, it must be delivered so that the undersigned person receives it in-hand or via email on or before the expiration of the seven (7) day revocation period. This Agreement shall become effective on the first day following the expiration of the seven (7) day revocation period (the “Effective Date”).

7.
Representations and Warranties of Executive.

Executive hereby affirms and acknowledges the following:

a.
He has not filed, caused to be filed, or presently is a party to any claim, lawsuit, charge, arbitration, complaint, action, or proceeding against any of the Released Parties herein in any forum or form except for claims, communications or cooperation with, or providing or having provided information to, a governmental agency or entity, as provided for, protected under or warranted by whistleblower or other similar provisions of applicable law or regulation.

b.
He has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

c.
He has not given, sold, assigned or transferred to anyone else, any claim, or a portion of a claim referred to in this Agreement.

d.
Executive has no known workplace injury or occupational disease and has been provided with and/or has not been denied any leave requested under the Family and Medical Leave Act. Executive acknowledges and represents that he has no intention of filing any claim for workers’ compensation benefits of any type against the Company or any of the Released Parties, and that he will not file or attempt to file any claims for workers’ compensation benefits of any type against the Company or any related Released Parties. Executive acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations. As a result, Executive agrees, covenants, and represents that the Company may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a compromise and release as to any workers compensation claim that Executive files at any time against the Company or any of the Released Parties.

e.
Executive further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by any of the Released Parties or their officers and directors, including any allegations of corporate fraud or bribery. Executive and the Company acknowledge that this Agreement does not limit either party’s right, where applicable, to communicate with, or to file or participate in an investigative proceeding of, any federal, state or local government agency as provided for, protected under or warranted by whistleblower or other provisions of applicable law or regulation. Except as to the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary award or relief or other individual remedies (other than monetary awards from any whistleblower program).

8.
Non-Disclosure; Non-Solicitation; Non-Disparagement.

Section 8 of the Severance Plan is incorporated herein by reference as if set forth fully herein. Executive acknowledges, affirms and agrees to perform and be bound by all covenants and the post-employment obligations set forth in Section 8 of the Severance Plan. It is expressly understood and agreed by Executive that although Executive considers the restrictions in this Agreement and the Severance Plan to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in the Agreement or the Severance Plan is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable.

9.
Cooperation.

Executive agrees that following the Employment Separation Date, Executive will make himself available, upon reasonable notice and under reasonable conditions, to assist the Company with respect to matters of which Executive was personally involved or had personal knowledge while employed by the Company. Without limitation, such assistance may include signing documents, providing information or documents, cooperating with investigations, negotiations, lawsuits or administrative proceedings involving the Company, and preparing for and giving testimony, including written declarations or statements.

10.
Remedies for Breach.

In the event of Executive’s breach or violation of, or failure to completely and timely perform any of the provisions or covenants of this Agreement (except to the extent limited by Section 5(b) of this Agreement), which, if curable, remains uncured ten (10) days after the date of receipt of written notice thereof to Executive, the Company’s obligation to perform any of its remaining obligations hereunder, including the obligation to continue any payment(s) under any provision of Section 1, above, shall immediately terminate; provided, however, that the release set forth above in Section 5 and its subparts and all of Executive’s other covenants and obligations shall remain in full force and effect. In addition, in the event Executive breaches, or threatens to breach, any of the provisions of this Agreement, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide the Company with an adequate remedy. Such rights and remedies shall be in addition to, and not in lieu of, any other rights/remedies available to the Company under law or in equity. Executive recognizes and agrees that the Company’s remedy at law for breach of this Agreement would be inadequate, and further agrees that, for breach of such provisions, the Company shall be entitled to injunctive relief and to enforce its rights by an action for specific performance and shall be entitled to recover the Severance Payments previously paid to Executive under this Agreement (as liquidated damages) and, if it prevails, its reasonable attorneys’ fees incurred in any such action. To the extent that Executive does not make a required repayment to the Company pursuant to this Section 10 within thirty (30) calendar days following demand by the Company, or any shares of the Company’s common stock underlying any of Executive’s outstanding RSU or stock option awards have been sold by Executive, the Company shall, subject to Section 409A, have the right to reduce, cancel or withhold against outstanding equity-based compensation, or require a substitute form of repayment, in each case to the maximum extent permitted under applicable law. Similarly, if Executive prevails in any such litigation, Executive will be entitled to an award of his reasonable attorneys’ fees and expenses incurred in any such action.

11.
Construction and Entire Agreement.

This Agreement is not and cannot be construed as an admission by the Company or Executive that either has acted wrongfully with respect to the other or that either of them has any claim whatsoever against the other. This Agreement is governed by and is to be construed in accordance with the law of the State of Alabama. The provisions of this Agreement are severable and, if any part of it is found to be unenforceable, the other sections and/or provisions shall remain fully valid and enforceable. No provision of this Agreement may be modified, amended or revoked, except in a writing signed by Executive and an authorized officer of the Company. This Agreement, except as specifically provided hereinabove, supersedes, terminates and replaces any and all previous or contemporaneous written or oral communications or agreements relating to Executive’s employment and the period thereof, and, except as specifically provided hereinabove, the parties hereby acknowledge that no other contracts, arrangements or understandings exist that pertain to any of the subjects, matters or issues addressed by this Agreement.

12.
No Reliance.

Executive represents, acknowledges and agrees that, in executing this Agreement, he does not rely and has not relied upon any promise, representation or statement not expressly set forth herein made by the Company or its employees or agents with regard to the subject matter, basis or effect of this Agreement or otherwise, and Executive further represents, acknowledges and agrees that there have been no such representations, promises, or statements made by the Company, except as specifically set forth in this Agreement.

13.
Consultation with Attorney.

Executive represents and agrees that the Company has advised and encouraged him to consult with a lawyer of his own choosing and that he has carefully read and fully understands all the provisions of this Agreement and is voluntarily entering into this Agreement. Executive further acknowledges and agrees that: (i) the above Section 5 of this Agreement includes any and all causes of action and/or claims for relief, damages, monetary amounts, counsel fees or costs arising under applicable law; (ii) Executive has been given up to twenty-one (21) days to review this Agreement and to have it reviewed by legal or other counsel of his choice at his own expense; and (iii) he has been advised by the Company to consult with an attorney prior to executing this Agreement. Executive understands and acknowledges that he will not be eligible to receive payments or benefits hereunder if he does not execute this Agreement.

14.
Forum Selection.

Executive and the Company agree that any and all disputes arising out of or relating in any way to the validity, interpretation or enforcement of this Agreement, including injunctive relief, shall be filed, litigated and decided exclusively in state or federal court in Madison County, Alabama. The parties agree to submit to the lawful and exclusive venue and jurisdiction of any such court and to be governed regarding this Agreement by the laws, trial courts and appellate courts of the State of Alabama.

15.
Code Section 409A Compliance.

The compensation and benefits payable pursuant this Agreement are intended to be exempt from, or comply with, as applicable, the requirements of Internal Revenue Code Section 409A and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after Executive’s “separation from service” (within the meaning of Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service. If the payment of any such amount is delayed in accordance with the previous sentence, then any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Section 409A shall instead be paid to Executive in a lump-sum cash payment (with no interest) on the first regular payroll date of the seventh month following Executive’s separation from service or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death). If Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Section 409A, then any amounts payable hereunder on account of a termination of Executive’s employment and which are subject to Section 409A (or any exemption therefrom that requires the occurrence of a “separation from service” as a condition to payment) shall not be paid until Executive has experienced a “separation from service” (and exhausted any applicable six (6) month wait) within the meaning of Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Payments made hereunder that are subject to Section 409A may not be accelerated or delayed, except as specifically allowed under Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and Executive shall cooperate in good faith to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are reasonably necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, that this Section 16 does not, and shall not be construed so as to, create any obligation on the part of the Company or any affiliate to adopt any such amendments, policies or procedures or to take any other such actions.

Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from, or compliant with, Section 409A are not so exempt or compliant or for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law. Each payment payable hereunder in series of installments, shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Section 409A.

(signature page follows)

By signing below, Executive attests that Executive has had ample time and opportunity to review this Agreement and Executive understands, accepts, and agrees to be bound by the terms of this Agreement. Executive further acknowledges that Executive has been given the opportunity to discuss this Agreement with private legal counsel and has done so to the extent Executive wishes.

IN WITNESS WHEREOF, the parties hereby enter into this Agreement as of the date set forth below.

PLEASE READ CAREFULLY. THIS IS A RELEASE OF ALL OF EXECUTIVE’S CLAIMS, KNOWN OR UNKNOWN.

Lakeland Industries, Inc.

/s/ James M. Jenkins

By: James M. Jenkins

Its: Chief Executive Officer, President and Executive Chairman

Executed this 5th day of January, 2026.

Roger D. Shannon (“Executive”)

/s/ Roger D. Shannon

Roger D. Shannon

Executed this 6th day of January, 2026.